THIS WARRANT AND THE SHARES ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE NOT
   BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NEITHER THIS WARRANT NOR ANY OF SUCH SHARES MAY BE SOLD, TRANSFERRED OR ASSIGNED IN THE
 ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER SUCH
     ACT OR AN9 OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO COUNSEL TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER
          SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

                    ----------------------------------------

                                  I-TRAX, INC.
                                ONE LOGAN SQUARE
                         130 N. 18TH STREET, SUITE 2615
                             PHILADELPHIA, PA 19103
                            PHONE NO.: (215) 557-7488
                             FAX NO.: (215) 557-7820

                             STOCK PURCHASE WARRANT


Warrant No.:  J - 1                          Right to Purchase:  100,000 Shares
Date:  November 1, 2004


         THIS CERTIFIES THAT, for value received, Bank of America, N.A., a national banking association, or its registered assigns (the "Holder"), is entitled to purchase from I-TRAX, INC., a Delaware corporation (the "Company"), at any time or from time to time during the Exercise Period (as specified in Section 2.1 below), 100,000 fully paid and nonassessable shares of the Company's Common Stock, par value $0.001 per share ("Common Stock"), at the then applicable Exercise Price (as defined in Section 1 below).

         Reference is here made to that certain Credit Agreement dated as of March 19, 2004, among the Company, the subsidiaries of the Company who are parties thereto, as guarantors, certain lenders and Bank of America, N.A., as administrative agent for such lenders and as the issuer of letters of credit thereunder, as amended by a First Amendment to Credit Agreement dated as of June 1, 2004, a Second Amendment to Credit Agreement dated as of July 1, 2004, a Third Amendment to Credit Agreement dated as of August 12, 2004, and a Fourth Amendment to Credit Agreement dated as of October 27, 2004 (as the same heretofore has been or hereafter may be further amended, restated, supplemented, extended, renewed, replaced or otherwise modified from time to time, the "Credit Agreement"). This Warrant is being issued to the Holder pursuant to, and in consideration for the agreements of Holder set forth in, the Credit Agreement. This Warrant constitutes an "equity participation" within the meaning and for purposes of Title 47, Chapter 24, Tennessee Code Annotated.

         This Warrant is subject to the following terms, provisions, and conditions:

         Section 1. Definitions. As used in this Warrant, the following terms have the meanings set forth below:

                  "Exercise Price" is $0.01, as the Exercise Price may be adjusted from time to time in accordance with Section 3 below.

                  "Market Price" means, as of any date, (i) the average of the last reported sale prices for the shares of Common Stock on the Nasdaq National Market, The American Stock Exchange, the Nasdaq SmallCap Market or the Over-the-Counter Bulletin Board (such market, exchange or board the "Market") for the 5 trading days immediately preceding the date of Cashless Exercise (as defined in Section 11.4 below) as reported by Bloomberg Financial Markets or an equivalent reliable reporting service mutually acceptable to the Company and the Holder, or (ii) if there have been no sales on any such Market on any applicable day, the average of the highest bid and lowest asked prices on such Market at the end of any applicable day, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price will be the fair market value as reasonably determined in good faith by the Board of Directors of the Company.

                  "Person" means an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization and a government or any department or agency thereof.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Warrant Stock" means shares of the Company's authorized but unissued Common Stock issuable upon the exercise of this Warrant.

          Section 2.  Exercise of Warrant.

                  2.1 Exercise Period. The Holder may exercise this Warrant, in whole or in part (but not as to a fractional share of Warrant Stock), at any time and from time to time after its Date of Issuance and prior to 5:00 p.m.
(EST) on December 31, 2014 (the "Exercise Period").

                  2.2 Exercise Procedure.

                      (a) This Warrant will be deemed to have been exercised at such time as the Company has received all of the following items (the "Exercise Date"): (i) a completed Exercise Agreement, as described below, executed by the Person exercising all or part of the purchase rights represented by this Warrant (the "Purchaser"); (ii) this Warrant; (iii) if this Warrant is not registered in the name of the Purchaser, an Assignment or Assignments in the form set forth in
Exhibit II hereto, evidencing the assignment of this Warrant to the Purchaser; and (iv) a check payable to the Company in an amount equal to the product of the then applicable Exercise Price multiplied by the number of shares of Warrant Stock being purchased upon such exercise, or notice pursuant to Section 11.4 below in the event of a Cashless Exercise (as defined in Section 11.4 below).

                      (b) Certificates for shares of Warrant Stock purchased upon exercise of this Warrant will be delivered by the Company to the Purchaser within 10 days after the Exercise Date. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company will prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised. The Company will, within such 10-day period, deliver such new Warrant to the Person designated for delivery in the Exercise Agreement.

                      (c) The Warrant Stock issuable upon the exercise of this Warrant will be deemed to have been issued to the Purchaser on the Exercise Date, and the Purchaser will be deemed for all purposes to have become the record holder of such Warrant Stock on the Exercise Date.

                      (d) The issuance of certificates for shares of Warrant Stock upon exercise of this Warrant will be made without charge to the Holder or the Purchaser for any issuance tax in respect thereof or any other cost incurred by the Company in connection with such exercise and the related issuance of shares of Warrant Stock.

                      (e) The Company will not close its books for the transfer of this Warrant or of any share of Warrant Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant. The Company will from time to time take all such action as may be necessary to assure that the par value per share of the unissued Warrant Stock acquirable upon exercise of this Warrant is at all times equal to or less than the then applicable Exercise Price.

                  2.3 Exercise Agreement. The Exercise Agreement will be substantially in the form set forth in Exhibit I hereto, except that if the shares of Warrant Stock are not to be issued in the name of the Holder of this Warrant, the Exercise Agreement will also state the name of the Person to whom the certificates for the shares of Warrant Stock are to be issued, and if the number of shares of Warrant Stock to be issued does not include all the shares of Warrant Stock purchasable hereunder, it will also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be delivered.

                  2.4 Fractional Shares. If a fractional share of Warrant Stock would be issuable upon exercise of the rights represented by this Warrant, the Company will, within 10 days after the Exercise Date, deliver to the Purchaser a check payable to the Purchaser in lieu of such fractional share, in an amount equal to the Market Price of such fractional share as of the close of business on the Exercise Date.

           Section 3.  Exercise Price; Adjustments to Exercise Price.
                       ---------------------------------------------

                  3.1 General. The Exercise Price may only be adjusted in accordance with this Section 3.

                  3.2 Subdivision or Combination of Common Stock and Stock Dividends. If the Company at any time after the date hereof (a) issues any shares of Common Stock or of any rights or options to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock ("Convertible Securities"), or any rights to purchase Common Stock or Convertible Securities, as a dividend upon outstanding shares of Common Stock, or (b) issues any shares of Common Stock in subdivision of outstanding shares of Common Stock by reclassification or otherwise, or (c) combines outstanding shares of Common Stock, by reclassification or otherwise, then:

                      (a) The Exercise Price which would apply if purchase rights hereunder were being exercised immediately prior to such action by the Company will be adjusted by multiplying it by a fraction, the numerator of which will be the number of shares of Common Stock issued or then issuable upon conversion or exchange of the then outstanding Convertible Securities immediately prior to such action and the denominator of which will be the number of shares of Common Stock issued or then issuable upon conversion or exchange of the then outstanding Convertible Securities immediately after such action; and

                      (b) The number of shares issuable upon exercise of this Warrant immediately prior to such action by the Company will be adjusted so that the Holder will be entitled to receive the kind and number of shares or other securities of the Company which it would have owned or have been entitled to receive had this Warrant been exercised immediately prior to such action.

                  3.3 No Adjustments. No adjustment of the Exercise Price will be made if the amount of such adjustment is less than one cent per share, but in such case any adjustment that would otherwise be required then to be made will be carried forward and will be made at the time and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to not less than one cent per share.

                  3.4 Other Events. If any event occurs of the type contemplated by the provisions of this Section 3 but not expressly provided for by such provisions, the Board of Directors of the Company will make an appropriate adjustment in the Exercise Price so as to protect the rights of the Holder.

         Section 4. Effect of Reorganization, Reclassification, Consolidation, Merger or Sale.
                     -----------------------------------------------------------

                  4.1 General. If at any time while this Warrant is outstanding there is any reorganization or reclassification of the capital stock of the Company (other than a subdivision or combination of shares provided for in Section 3.2 hereof) or any consolidation or merger of the Company with another corporation (other than a consolidation or merger in which the Company is the surviving entity and which does not result in any change in the Common Stock), or any sale or other disposition by the Company of all or substantially all of its assets to any other corporation, the holder of this Warrant will thereafter upon exercise of this Warrant be entitled to receive the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such consolidation or merger, as the case may be, to which the Warrant Stock (and any other securities and property) of the Company, deliverable upon the exercise of this Warrant, would have been entitled upon such reorganization, reclassification of capital stock, consolidation, merger, sale or other disposition if this Warrant had been exercised immediately prior to such reorganization, reclassification of capital stock, consolidation, merger, sale or other disposition.

                  4.2 Adjustments. In the events described in Section 4.1 occur, appropriate adjustment (as determined by the Board of Directors of the Company) will be made in the application of the provisions set forth in this Warrant with respect to the rights and interests thereafter of the Holder to the end that the provisions set forth in this Warrant (including those relating to adjustments of the Exercise Price and the number of shares issuable upon the exercise of this Warrant) will thereafter be applicable, as near as reasonably may be, in relation to any shares or other property thereafter deliverable upon the exercise hereof as if this Warrant had been exercised immediately prior to such reorganization, reclassification of capital stock, consolidation, merger, sale or other disposition and the holder hereof had carried out the terms of the exchange as provided for by such reorganization, reclassification of capital stock, consolidation, merger, sale or other disposition.

                  4.3 Issuance of Shares Other Than Common Stock. If any reorganization or reclassification, consolidation, merger sale or other disposition described in Section 4.1 occurs, or additional shares of Common Stock are issued in exchange, conversion, substitution or payment, in whole or in part, for or of a security of the Company other than Common Stock, any such issue will be treated as an issue of Common Stock covered by the provisions of
Section 3 above with the amount of the consideration received upon the issue thereof, if applicable for purposes hereof, being determined by the Board of Directors of the Company.

                  4.4 Assumption by Successor. The Company will not effect any reorganization, reclassification, consolidation, merger, sale or other disposition described in Section 4.1 above unless, upon or prior to the consummation thereof, the successor corporation assumes by written instrument the obligation to deliver to the holder hereof such shares of stock, securities, cash or property as such holder is entitled to purchase in accordance with the foregoing provisions.

                  4.5 Termination of Warrant. Notwithstanding any other provisions of this Warrant, in the event of sale or other disposition of all or substantially all of the assets of the Company as a part of a plan for liquidation of the Company, all rights to exercise the Warrant shall terminate 60 days after the Company gives written notice to the Holder that such sale or other disposition has been consummated.

         Section 5. Notice of Adjustments. Immediately upon any adjustment of the Exercise Price or increase or decrease in the aggregate number of shares of Common Stock purchasable upon exercise of this Warrant, the Company will send written notice thereof to all Holders, stating the adjusted Exercise Price and the increased or decreased number of shares purchasable upon exercise of this Warrant and setting forth in reasonable detail the method of calculation for such adjustment and increase or decrease. When appropriate, such notice may be given in advance and included as part of any notice required to be given pursuant to Section 6 below.

         Section 6. Prior Notice as to Certain Events. If (a) the Company pays any stock dividend upon its Common Stock or makes any distribution (other than cash dividends) to the holders of its Common Stock; or (b) the Company offers for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other rights; or (c) there is a reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation or a sale or disposition of all or substantially all its assets; or (d) there is a voluntary or involuntary dissolution, liquidation or winding up of the Company; then, in each of said cases, the Company will give prior written notice, by first class mail, postage prepaid, addressed to the holder of this Warrant at the address of such holder as shown on the books of the Company, of the date on which (i) the books of the Company will close or a record is be taken for such stock dividend, distribution or subscription rights or (ii) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up takes place, as the case may be. A copy of each such notice will be sent simultaneously to each transfer agent of the Company's Common Stock. Such notice will also specify the date as of which the holders of the Common Stock of record will participate in said dividend, distribution or subscription rights or will be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Such written notice must be given at least 10 days prior to the action in question and not less than 10 days prior to the record date or the date on which the Company's transfer books are closed in respect thereto.

         Section 7. Reservation of Common Stock. The Company will at all times reserve and keep available for issuance upon the exercise of Warrants such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of this Warrant, and upon such issuance such shares of Common Stock will be validly issued, fully paid and nonassessable.

         Section 8. No Voting Rights; Limitations of Liability. This Warrant will not entitle the Holder to any voting rights or other rights as a stockholder of the Company. No provision of this Warrant, in the absence of affirmative action by the Holder to purchase Warrant Stock, and no enumeration in this Warrant of the rights or privileges of the Holder, will give rise to any liability of such Holder for the Exercise Price of Warrant Stock acquirable by exercise hereof or as a stockholder of the Company.

         Section 9. Warrant Transferable.

                  9.1 General Procedures. Subject to the transfer conditions referred to in Section 9.2 below, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Holder, upon surrender of this Warrant with a properly executed Assignment (in the form of Exhibit II hereto) at the principal office of the Company.

                  9.2 Restrictions. The Holder acknowledges that this Warrant has not been registered under the Securities Act and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Stock issued upon its exercise in the absence of (a) an effective registration statement as to this Warrant or such Warrant Stock under the Securities Act (or any similar statute then in effect), or (b) an opinion of counsel, in form, substance and scope reasonably satisfactory to counsel to the Company, to the effect that such registration is not, under the circumstances, required.

         Section 10. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants will represent such portion of such rights as is designated by the Holder at the time of such surrender. The date the Company initially issues this Warrant will be deemed to be the "Date of Issuance" of this Warrant regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant are issued.

         Section 11. Miscellaneous.

                  11.1 Amendment and Waiver. Except as otherwise provided herein, the provisions of the Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

                  11.2 Notices. Any notices required to be sent to the Holder will be delivered to the address of the Holder shown on the books of the Company. All notices referred to herein will be delivered in person or sent by first class mail, postage prepaid, and will be deemed to have been given when so delivered or sent.

                  11.3 Descriptive Headings; Governing Law. The descriptive headings of the paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The construction, validity and interpretation of this Warrant will be governed by the laws of the State of Delaware.

                  11.4 Cashless Exercise. Notwithstanding anything to the contrary contained in this Warrant, this Warrant may be exercised pursuant to
Section 2.2 above with a written notice of the Holder's intention to effect a cashless exercise, including a calculation of the number of shares of Common Stock to be issued upon such exercise in accordance with the terms hereof (a "Cashless Exercise"). In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the holder must surrender this Warrant for that number of shares of Common Stock determined by multiplying the number of share of Warrant Stock to which it would otherwise be entitled by a fraction, the numerator of which will be the difference between the then current Market Price of Common Stock and the then applicable Exercise Price, and the denominator of which shall be the then current Market Price.

                  11.5 Registration Rights. . If (but without any obligation to do so) the Company proposes to register any of its securities for its own account (other than pursuant to Form S-8 or any other registration relating to employee benefit plans, a registration relating solely to a transaction subject to Rule 145 under the Securities Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement converting the sale of Warrant Stock, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), in connection with the registration of such securities, the Company will, at each such time, promptly give the Holder written notice of such registration. Upon the written request of the Holder given within twenty (20) days after mailing of such notice by the Company, subject to the reasonable discretion of the Company's underwriters, the Company will, use all reasonable efforts to cause to be included in such registration all of the Warrant Stock that the Holder has requested to be registered.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers under its corporate seal.


                                  I-TRAX, INC.




                                  By:_________________________________
                                  Name:
                                  Title:


(Corporate Seal)

Attest:



------------------------------------
[Assistant] Secretary

                                                                    EXHIBIT I
                                                                    ---------


                               EXERCISE AGREEMENT


         The undersigned Holder hereby irrevocably exercises the right to purchase _________________________ of the shares of Common Stock ("Warrant Stock") of I-trax, Inc. evidenced by the attached Warrant (the "Warrant"). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

         1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

             ______ a Cash Exercise with respect to _________________ Warrant Shares; and/or

             ______ a Cashless Exercise with respect to _________________ Warrant Shares, as permitted by Section 11.4 of the attached Warrant.


         2. Payment of Exercise Price. In the event that the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder shall pay the sum of $________________ to the Company in accordance with the terms of the Warrant.



Date: ______________________


-----------------------------------
    Name of Registered Holder

By:  _______________________________
       Name:
       Title:

                                                                    EXHIBIT II
                                                                    ----------


                                   ASSIGNMENT


         FOR VALVE RECEIVED _______________________ hereby sells, assigns and transfers all of the rights of the undersigned under the within Warrant with respect to the number of shares of the Warrant Stock covered thereby set forth below, unto:

Names of Assignee                 Address                       No. of Shares
-----------------                 -------                       -------------












Dated:  __________              Signature  ______________________________

                                           ______________________________

                                  Witness  ______________________________